Exhibit 99.1

FOR IMMEDIATE RELEASE

TUESDAY, JANUARY 24, 2023

SOTHERLY HOTELS INC. ANNOUNCES REINSTATEMENT OF

QUARTERLY PREFERRED DIVIDENDS

Williamsburg, Virginia – January 24, 2023 – Sotherly Hotels Inc. (NASDAQ: SOHO), (the “Company”), today announced that its Board of Directors has authorized payment of quarterly cash dividends for the Company’s Series B, Series C, and Series D Preferred Stock that were previously declared on January 27, 2020.

The Board of Directors authorized, and the Company has declared, a quarterly cash dividend of $0.50 per share of beneficial interest of the Company’s 8.0% Series B Cumulative Redeemable Perpetual Preferred Stock. The Series B preferred dividend will be paid on March 15, 2023 to shareholders of record as of February 28, 2023.

The Board of Directors also authorized, and the Company has declared, a quarterly cash dividend of $0.4921875 per share of beneficial interest of the Company’s 7.875% Series C Cumulative Redeemable Perpetual Preferred Stock. The Series C preferred dividend will be paid on March 15, 2023 to shareholders of record as of February 28, 2023.

The Board of Directors also authorized, and the Company has declared, a quarterly cash dividend of $0.515625 per share of beneficial interest of the Company’s 8.25% Series D Cumulative Redeemable Perpetual Preferred Stock. The Series D preferred dividend will be paid on March 15, 2023 to shareholders of record as of February 28, 2023.

“We are pleased to announce the reinstatement of quarterly preferred dividend payments, which was facilitated by the continued recovery of the Company’s operating fundamentals,” commented Dave Folsom, the Company’s President and Chief Executive Officer. “Additionally, in the future, we intend to reduce the amount of accrued preferred dividends through the periodic announcement of special dividends, as warranted by market conditions and the Company’s profitability.”

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Sotherly may also opportunistically acquire hotels throughout the United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, comprising 2,786 rooms, as well as interests in two condominium hotels and their associated rental programs. The Company owns hotels that operate under the Hilton Worldwide and Hyatt Hotels Corporation brands, as well as independent hotels. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Mack Sims

Sotherly Hotels Inc.

306 South Henry Street, Suite 100

Williamsburg, Virginia 23185

(757) 229-5648